Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-216107) on Form S-8 of Ener-core, Inc. and subsidiary of our report dated April 16, 2018, relating to the consolidated financial statements of Ener-core, Inc. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Ener-core, Inc. and subsidiary for the year ended December 31, 2017.

/s/ SingerLewak LLP

Irvine, California

April 16, 2018